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Contact:  Jeffrey J. Hattara                 (NYSE-BMC)
          (612) 851-6030                     FOR IMMEDIATE RELEASE



                BMC INDUSTRIES COMPLETES ACQUISITION OF ORCOLITE UNIT


May 18, 1998 - Minneapolis, Minnesota - BMC Industries, Inc. ("BMC") announced today that it has successfully completed the acquisition of Monsanto Company's Orcolite operations, based in Azusa, California, effective May 15, 1998. Orcolite, a producer of polycarbonate and hard-resin plastic ophthalmic lenses, will be managed as part of BMC's Vision-Ease Lens subsidiary.

BMC paid a purchase price of $100 million, plus $1 million in working capital adjustments. The Orcolite acquisition was funded through borrowings under BMC's new $275 million syndicated bank credit facility, which was completed contemporaneously with the closing of the acquisition.

"I am very excited about the successful consummation of the Orcolite acquisition," said Paul B. Burke, Chairman and CEO of BMC. "This acquisition is an integral part of our strategic growth strategy. The integration of Orcolite into our existing Vision-Ease operations will greatly enhance our leadership position in the growing polycarbonate segment of the ophthalmic lens market. We look forward to working closely with Orcolite personnel to ensure a smooth transition into the BMC and Vision-Ease family."

BMC Industries, Inc. is one of the world's largest manufacturers of aperture masks for color picture tubes used in televisions and computer monitors. The Company is also a leading producer of polycarbonate, glass and plastic eyewear lenses. BMC's common stock is traded on the New York Stock Exchange under the symbol BMC.


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